EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Poverty Dignified Inc. and subsidiary for the year ended August 31, 2016 of our report dated November 23, 2016 included in its 10k dated November 23, 2016 relating to the financial statements and financial statement schedules for the year ended August 31, 2016 listed in the accompanying index.

Pleasant Hill, California

November 23, 2016